PRICING SUPPLEMENT
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-259205
Dated December 3, 2021
Royal Bank of Canada Airbag Autocallable Yield Notes
$6,235,000 Notes Linked to the iShares® Russell 2000 ETF due on December 12, 2022
Investment Description
Airbag Autocallable Yield Notes (the “Notes”) are unsecured and unsubordinated notes issued by Royal Bank of Canada linked to the performance of the iShares® Russell 2000 ETF (the “Underlying”). The issue price of each Note will be $1,000. We will pay you a monthly coupon regardless of the performance of the Underlying. If the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the initial underlying price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not automatically called, we will pay you on the maturity date either the principal amount per Note or, if the closing price of the Underlying on the final valuation date is below the conversion price, we will deliver to you a number of shares of the Underlying equal to the principal amount per Note divided by the conversion price (the “share delivery amount”) for each of your Notes plus accrued and unpaid interest (subject to adjustments in the case of certain corporate events described in the product prospectus supplement no. ABYN-2 under “General Terms of the Notes — Anti-dilution Adjustments”). The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the Underlying at maturity that are worth less than the principal amount of your Notes and our credit risk for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. The Notes will not be listed on any securities exchange.

Features	Key Dates
☐
Income — Regardless of the performance of the Underlying, we will pay you a monthly coupon. In exchange for receiving the monthly coupon payment on the Notes, you are accepting the risk of receiving shares of the Underlying at maturity that are worth less than your principal amount and our credit risk for all payments under the Notes.

☐
Automatically Callable — If the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the initial underlying price, we will automatically call the Notes and pay you the principal amount per Note plus the applicable coupon payment for that date and no further amounts will be owed to you. If the Notes are not called, you may have downside market exposure to the Underlying at maturity.

☐
Contingent Repayment of Principal at Maturity — If the Notes are not previously called and the price of the Underlying does not close below the conversion price on the final valuation date, we will pay you the principal amount at maturity, and you will not participate in any appreciation or depreciation in the value of the Underlying. If the price of the Underlying closes below the conversion price on the final valuation date, we will deliver to you at maturity the share delivery amount for each of your Notes, which is expected to be worth less than your principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to our creditworthiness.

Trade Date	December 3, 2021
Settlement Date	December 8, 2021
Observation Dates[1]	Quarterly
Final Valuation Date[1]	December 7, 2022
Maturity Date[1]	December 12, 2022
1 Subject to postponement if a market disruption event occurs, as described under “General Terms of the Notes — Payment at Maturity” in the accompanying product prospectus supplement no. ABYN-2.
NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. WE ARE NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF ROYAL BANK OF CANADA. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6, THE RISKS DESCRIBED UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE PRODUCT PROSPECTUS SUPPLEMENT NO. ABYN-2 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-2 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.

Note Offering
This pricing supplement relates to Airbag Autocallable Yield Notes we are offering. The Notes will be issued in minimum denominations of $1,000, and integral multiples of $1,000 in excess thereof. Coupons will be paid monthly in arrears in 12 equal installments, subject to an earlier automatic call.
Underlying	Coupon Rate	Initial Underlying Price	Conversion Price*	CUSIP	ISIN
iShares® Russell 2000 ETF (IWM)	7.36% per annum	$214.71	$193.24, which is 90% of the initial underlying price	78014U889	US78014U8898
* Rounded to two decimal places.
See “Additional Information About Royal Bank of Canada and the Notes” in this pricing supplement. The Notes will have the terms specified in the prospectus and prospectus supplement dated September 14, 2021, the product prospectus supplement no. ABYN-2 dated September 17, 2021 and this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus, prospectus supplement and product prospectus supplement no. ABYN-2. Any representation to the contrary is a criminal offense.
	Price to Public		Fees and Commissions (1)		Proceeds to Us
Offering of the Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the iShares® Russell 2000 ETF (IWM)	$6,235,000	$1,000	$93,525	$15	$6,141,475	$985
(1) UBS Financial Services Inc., which we refer to as UBS, will receive a commission of $15 per $1,000 in principal amount of the Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $977.35 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value under “Key Risks,” “Supplemental Plan of Distribution (Conflicts of Interest)” and “Structuring the Notes” below.
The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States government agency or instrumentality.

UBS Financial Services Inc.	RBC Capital Markets, LL

Additional Information About Royal Bank of Canada and the Notes
You should read this pricing supplement together with the prospectus dated September 14, 2021, as supplemented by the prospectus supplement dated September 14, 2021, relating to our Series I medium-term notes of which these Notes are a part, and the more detailed information contained in product prospectus supplement no. ABYN-2 dated September 17, 2021. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product prospectus supplement no. ABYN-2, as the Notes involve risks not associated with conventional debt securities.
If the terms discussed in this pricing supplement differ from those discussed in the product prospectus supplement no. ABYN-2, the prospectus supplement or the prospectus, the terms discussed herein will control.
You may access these on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):
♦	Product prospectus supplement no. ABYN-2 dated September 17, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000114036121031549/brhc10029040_424b5.htm
♦	Prospectus supplement dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009472/rbcsupp911210424b3.htm
♦	Prospectus dated September 14, 2021:
https://www.sec.gov/Archives/edgar/data/1000275/000121465921009470/rbc911212424b3.htm
As used in this pricing supplement, “we,” “us” or “our” refers to Royal Bank of Canada.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Underlying.
♦	You are willing to accept the risks of investing in equities in general and in the Underlying in particular.
♦
You believe the final underlying price of the Underlying is not likely to be below the conversion price and, if it is, you can tolerate receiving shares of the Underlying at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the Underlying and that your return on the Notes is limited to the coupons paid.
♦	You are willing to forgo dividends or other benefits of owning shares of the Underlying or the securities held by the Underlying.
♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦
You are willing and able to invest in a security that will be called on any Observation Date on which the closing price of the Underlying is greater than or equal to the initial underlying price, and you are otherwise able to hold the Notes to maturity.

♦
You are willing to invest in Notes for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which RBC Capital Markets, LLC, which we refer to as “RBCCM,” is willing to purchase the Notes.

♦	You are willing to invest in the Notes based on the coupon rate set forth on the cover page of this pricing supplement.
♦
You are willing to assume our credit risk for all payments under the Notes, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You require an investment designed to provide a full return of principal at maturity.
♦	You are unwilling to accept the risks of investing in equities in general or in the Underlying in particular.
♦	You are not willing to make an investment that may have the full downside market risk of an investment in the Underlying.
♦	You believe that the final underlying price of the Underlying is likely to be below the conversion price, which could result in a total loss of your initial investment.
♦	You cannot tolerate receiving shares of the Underlying at maturity worth less than your principal amount or that may have no value at all.
♦	You seek an investment that participates in the appreciation in the price of the Underlying or that has unlimited return potential.
♦	You want to receive dividends or other distributions paid on the Underlying or the shares held by the Underlying.
♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the Underlying.
♦	You are unwilling to invest in the Notes based on the coupon rate set forth on the cover page of this pricing supplement.
♦	You seek an investment for which there will be an active secondary market.
♦
You are unable or unwilling to invest in a security that will be called on any Observation Date on which the closing price of the Underlying is greater than or equal to the initial underlying price, or you are otherwise unable or unwilling to hold the Notes to maturity.

♦	You are not willing to assume our credit risk for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting, and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” set forth in this pricing supplement and “Risk Factors” in the accompanying product prospectus supplement no. ABYN-2 for risks related to an investment in the Notes. For more information about the Underlying, see the section “iShares® Russell 2000 ETF” in this pricing supplement.

Final Terms of the Notes[1]
Issuer:	Royal Bank of Canada
Principal Amount per Note:	$1,000 per Note
Term:	Approximately 12 months, if not previously called
Underlying:	iShares® Russell 2000 ETF
Closing Price:	On any trading day, the last reported sale price of the Underlying on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Underlying Price:	The closing price of the Underlying on the Trade Date, as set forth on the cover page of this document.
Final Underlying Price:	The closing price of the Underlying on the final valuation date.
Coupon Payment:	The coupon payments will be made in 12 equal installments regardless of the performance of the Underlying, unless the Notes were earlier called. The coupon rate per annum is 7.36%.
1st through 12th Installment (if not earlier called)	Approximately $6.133 per $1,000 in principal amount
Coupon Payment Dates:
Coupons will be paid in arrears in 12 equal monthly installments on the Coupon Payment Dates listed below, unless previously called.
January 6, 2022, February 7, 2022, March 7, 2022, April 6, 2022, May 5, 2022, June 8, 2022, July 7, 2022, August 5, 2022, September 8, 2022, October 5, 2022, November 7, 2022 and the maturity date.

Automatic Call Feature:
The Notes will be automatically called if the closing price of the Underlying on any quarterly Observation Date is greater than or equal to the initial underlying price.
If the Notes are called, we will pay you on the corresponding Coupon Payment Date (which will be the “Call Settlement Date”) a cash payment per Note equal to the principal amount per Note plus the applicable coupon payment otherwise due on that day. No further amounts will be owed to you under the Notes.

Observation Dates:	March 3, 2022, June 6, 2022, September 6, 2022 and December 7, 2022 (the final valuation date).
Call Settlement Dates:
Two business days following the relevant Observation Date, except that the Call Settlement Date for the final valuation date will be the Maturity Date. Each Call Settlement Date will occur on a Coupon Payment Date for the Notes.

Payment at Maturity:
➢     If the Notes are not automatically called prior to maturity, and the final underlying price of the Underlying is not below the conversion price on the final valuation date, we will pay you at maturity an amount in cash equal to $1,000 for each $1,000 principal amount of the Notes, plus accrued and unpaid interest.
➢     If the Notes are not automatically called prior to maturity, and the final underlying price of the Underlying is below the conversion price on the final valuation date, we will deliver to you at maturity a number of shares of the Underlying equal to the share delivery amount (subject to adjustments) for each Note you own plus accrued and unpaid interest. The share delivery amount is expected to be worth less than the principal amount and may have a value equal to $0.

Share Delivery Amount:[2]
5.1749, which is the number of shares of the Underlying per $1,000 principal amount Note equal to $1,000 divided by the conversion price. The share delivery amount is subject to adjustment upon the occurrence of certain corporate events affecting the Underlying. See “General Terms of the Notes — Anti-dilution Adjustments” in product prospectus supplement no. ABYN-2.

Conversion Price:
90% of the initial underlying price, as set forth on the cover page of this document (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Notes — Anti-dilution Adjustments” in the product prospectus supplement).

[1] Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the product prospectus supplement.
2         If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the final valuation date.

Investment Timeline

Trade Date:	The initial underlying price was observed, and the conversion price and share delivery amount were determined. The coupon rate was determined.

Monthly (including at Maturity):	We pay the applicable coupon payments.

Quarterly:
The Notes will be automatically called if the closing price of the Underlying on any Observation Date is greater than or equal to the initial underlying price. If the Notes are called, we will pay you on the applicable Call Settlement Date a cash payment per Note equal to the principal amount of the Notes plus the applicable coupon payment otherwise due on that day and no further amounts will be due to you under the Notes.

Maturity Date:
If the Notes have not been previously called, the final underlying price is determined as of the final valuation date.
If the final underlying price is not below the conversion price on the final valuation date, we will pay you an amount in cash equal to $1,000 for each $1,000 principal amount of the Notes plus the final coupon.
If the final underlying price is below the conversion price on the final valuation date, we will deliver to you a number of shares of the Underlying equal to the share delivery amount for each Note you own, plus the final coupon.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT AS YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO OUR CREDITWORTHINESS. IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Key Risks
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product prospectus supplement no. ABYN-2. We also urge you to consult your investment, legal, tax, accounting and other advisors before investing in the Notes.
Risks Relating to the Terms and Structure of the Notes
♦
Your Investment in the Notes May Result in a Loss — The Notes differ from ordinary debt securities in that we will not necessarily pay the full principal amount of the Notes at maturity. At maturity, if the Notes have not been previously called, we will only pay you the principal amount of your Notes if the final underlying price of the Underlying is greater than or equal to the conversion price. If the final underlying price of the Underlying is below the conversion price, we will deliver to you a number of shares of the Underlying equal to the share delivery amount for each Note you then own. Therefore, if the Notes are not automatically called and the final underlying price of the Underlying is below the conversion price, the value of the share delivery amount will decline by a proportionately higher percentage for each additional percentage the Underlying declines below the conversion price. Because the conversion price is 90% of the initial underlying price, if the final underlying price is less than the conversion price, you will lose approximately 1.11% of your $1,000 principal amount Note at maturity for each additional 1% that the final underlying price is less than the conversion price, as measured from the initial underlying price. If you receive shares of the Underlying at maturity, you will be exposed to any further decrease in the price of the Underlying from the final valuation date to the maturity date, and the value of those shares is expected to be less than the principal amount of the Notes or may have no value at all.

♦
The Coupon Rate Per Annum Payable on the Notes Will Reflect in Part the Volatility of the Underlying, and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity — “Volatility” refers to the frequency and magnitude of changes in the price of the Underlying. The greater the volatility of the Underlying, the more likely it is that the price of that stock could close below its conversion price on the final valuation date, which would result in the loss of some or all of your principal. This risk will generally be reflected in a higher coupon rate per annum payable on the Notes than the interest rate payable on our conventional debt securities with a comparable term and/or a lower conversion price than on otherwise comparable securities. Therefore a relatively higher coupon rate may indicate an increased risk of loss. Further, a relatively lower conversion price may not necessarily indicate that the Notes have a greater likelihood of a return of principal at maturity. However, while the coupon rate and the conversion price were set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Notes, and may increase. The price of the Underlying could fall sharply as of the final valuation date, which could result in a significant loss of principal.

♦
The Contingent Repayment of Principal Applies Only at Maturity — If the Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to do so at a loss relative to your initial investment, even if the price of the Underlying is above the conversion price.

♦
The Notes Are Subject to Reinvestment Risk — If your Notes are automatically called prior to the Maturity Date, no further payments will be owed to you under the Notes. Therefore, because the Notes could be called as early as the first Observation Date, the holding period over which you would receive the coupon payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦
An Investment in the Notes Is Subject to Our Credit Risk — The Notes are our unsubordinated, unsecured debt obligations, and are not, either directly or indirectly, an obligation of any third party. Any payments to be made on the Notes, including payments in respect of an automatic call, coupon payments and any repayment of principal provided at maturity, depends on our ability to satisfy our obligations as they come due. As a result, our actual and perceived creditworthiness may affect the market value of the Notes and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦
The Notes Will Be Subject to Risks, Including Non-Payment in Full, Under Canadian Bank Resolution Powers — Under Canadian bank resolution powers, the Canada Deposit Insurance Corporation (“CDIC”) may, in circumstances where we have ceased, or are about to cease, to be viable, assume temporary control or ownership over us and may be granted broad powers by one or more orders of the Governor in Council (Canada), including the power to sell or dispose of all or a part of our assets, and the power to carry out or cause us to carry out a transaction or a series of transactions the purpose of which is to restructure our business. See “Description of Debt Securities — Canadian Bank Resolution Powers” in the accompanying prospectus for a description of the Canadian bank resolution powers, including the bail-in regime. If the CDIC were to take action under the Canadian bank resolution powers with respect to us, holders of the Notes could be exposed to losses.

♦
Holders of the Notes Should Not Expect to Participate in any Appreciation of the Underlying, and Your Potential Return on the Notes Is Expected to Be Limited to the Coupon Payments Paid on the Notes — Despite being exposed to the risk of a decline in the price of the Underlying, you should not expect to participate in any appreciation in the price of the Underlying. Any positive return on the Notes is expected to be limited to the coupon rate per annum. Accordingly, if the Notes are called prior to maturity, you will not participate in any of the Underlying’s appreciation and your return will be limited to the principal amount plus the Coupons paid up to and including the Call Settlement Date. Similarly, if the Notes are not called prior to the final valuation date and the final underlying price is greater than the initial underlying price, your return on the Notes at maturity may be less than your return on a direct investment in the Underlying or the securities included in its underlying index, or on a similar security that allows you to participate in the appreciation of the price of the Underlying. In contrast, if the final underlying price is less than the conversion price, you will be exposed to the decline of the Underlying, and we will deliver to you at maturity for each Note you own shares of the Underlying which are expected to be worth less than the principal amount as of the maturity date, in which case you may lose your entire investment. As a result, any positive return on the Notes is expected to be limited to the coupon rate per annum. In addition, if the Notes have not been previously called and if the price of the Underlying is less than the initial underlying price, as the maturity date approaches and the remaining number of Observation Dates decreases, the Notes are less likely to be automatically called, as there will be a shorter period of time remaining for the price of that Underlying to increase to the initial underlying price.

♦
There Can Be No Assurance that the Investment View Implicit in the Notes Will Be Successful — It is impossible to predict whether and the extent to which the price of the Underlying will rise or fall. The closing price of the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect the Underlying and the securities that it holds. You should be willing to accept the downside risks of owning equities in general and the Underlying in particular, and the risk of losing some or all of your initial investment.

♦	The Tax Treatment of the Notes Is Uncertain — Significant aspects of the tax treatment of an investment in the Notes are uncertain. You should consult your tax adviser about your tax situation.
Risks Relating to the Estimated Value of the Notes
♦
The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value for the Notes that is set forth on the cover page of this pricing supplement is less than the public offering price you pay for the Notes, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the price of the Underlying, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to public of the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than the price to public, as any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal borrowing rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal borrowing rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
♦
Our Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes and the amount that may be paid at maturity.
Risks Relating to the Secondary Market for the Notes
♦
The Notes Are Expected to Have a Limited Trading Market — The Notes will not be listed on any securities exchange. RBCCM intends to offer to purchase the Notes in the secondary market, but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM is willing to buy the Notes.

♦
The Terms of the Notes at Issuance and Their Market Value Prior to Maturity Will Be Influenced by Many Unpredictable Factors — Many economic and market factors influenced the terms of the Notes at issuance and their value prior to maturity. These factors are similar in some ways to those that could affect the value of a combination of instruments that might be used to replicate the payments on the Notes, including a combination of a bond with one or more options or other derivative instruments. For the market value of the Notes, we expect that, generally, the price of the Underlying on any day will affect the value of the Notes more than any other single factor. However, you should not expect the value of the Notes in the secondary market to vary in proportion to changes in the price of the Underlying. The value of the Notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the actual and expected volatility of the price of the Underlying and the securities held by the Underlying;
♦	the time remaining to maturity of the Notes;
♦	the dividend rate on the Underlying and the securities that it holds;
♦	interest and yield rates in the market generally;
♦	a variety of economic, financial, political, regulatory or judicial events;
♦	the occurrence of certain events relating to the Underlying that may or may not require an adjustment to the terms of the Notes; and
♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
Some or all of these factors influenced the terms of the Notes at issuance and will influence the price you will receive if you choose to sell the Notes prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors. You may have to sell the Notes at a substantial discount from the principal amount if the price of the Underlying is at, below or not sufficiently above, the conversion price.
Risks Relating to the Underlying and the Underlying Index
♦
Owning the Notes Is Not the Same as Owning the Underlying or the Stocks Comprising the Underlying’s Underlying Index — The return on your Notes may not reflect the return you would realize if you actually owned the Underlying or stocks included in the Underlying’s underlying index. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the Underlying or these stocks would have, and any such dividends will not be incorporated in the determination of the Underlying Return.

♦
You Will Not Have Any Shareholder Rights and Will Have No Right to Receive Any Shares of the Underlying at Maturity — Investing in the Notes will not make you a holder of any shares of the Underlying or any securities held by the Underlying.  Neither you nor any other holder or owner of the Notes will have any voting rights, any right to receive dividends or other distributions, or any other rights with respect to the Underlying or such other securities.

♦
Changes That Affect the Underlying Index Will Affect the Market Value of the Notes and the Amount You Will Receive at Maturity — The policies of the index sponsor concerning the calculation of the underlying index, additions, deletions or substitutions of the components of the underlying index and the manner in which changes affecting those components, such as stock dividends, reorganizations or mergers, may be reflected in the underlying index and, therefore, could affect the share price of the Underlying, the amounts payable on the Notes, and the market value of the Notes prior to maturity. The amounts payable on the Notes and their market value could also be affected if the index sponsor changes these policies, for example, by changing the manner in which it calculates the underlying index, or if the index sponsor discontinues or suspends the calculation or publication of the underlying index.

♦
We Have No Affiliation with the Index Sponsor and Will Not Be Responsible for Its Actions — The index sponsor is not our affiliate, and will not be involved in the offering of the Notes in any way. Consequently, we have no control over the actions of the index sponsor, including any actions of the type that would require the calculation agent to adjust the payment to you at maturity. The index sponsor has no obligation of any sort with respect to the Notes. Thus, the index sponsor has no obligation to take your interests into consideration for any reason, including in taking any actions that might affect the value of the Notes. None of our proceeds from the issuance of the Notes will be delivered to the index sponsor.

♦
Adjustments to the Underlying Could Adversely Affect the Notes — The sponsor of the Underlying is responsible for calculating and maintaining the Underlying. The sponsor can add, delete or substitute the stocks comprising the Underlying or make other methodological changes that could change the share price of the Underlying at any time.  If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amounts payable on the Notes and/or the market value of the Notes.

♦
We and Our Affiliates Do Not Have Any Affiliation With the Investment Advisor of the Underlying and Are Not Responsible for Its Public Disclosure of Information — We and our affiliates are not affiliated with that investment advisor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Underlying. The investment advisor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Underlying that might affect the value of the Notes.  Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the investment advisor or the Underlying contained in any public disclosure of information.  You, as an investor in the Notes, should make your own investigation into the Underlying.

♦
The Correlation Between the Performance of the Underlying and the Performance of its Underlying Index May Be Imperfect — The performance of the Underlying is linked principally to the performance of its underlying index. However, because of the potential discrepancies identified in more detail in the product prospectus supplement, the return on the Underlying may correlate imperfectly with the return on its underlying index. Further, the performance of the Underlying may not exactly replicate the performance of its underlying index, because the Underlying will reflect transaction costs and fees that are not included in the calculation of its underlying index.
During periods of market volatility, securities held by the Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying. For all of the foregoing reasons, the performance of the Underlying may not correlate with the performance of its underlying index as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce your payment at maturity.
♦
Historical Prices of the Underlying Should Not Be Taken as an Indication of its Future Price During the Term of the Notes — The trading prices of the Underlying will determine the value of the Notes at any given time. As it is impossible to predict whether the price of the Underlying will rise or fall, and trading prices of the common stocks held by the Underlying will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of those stocks, and therefore, the value of the Underlying.

♦
An Investment in the Notes Is Subject to Management Risk — The Underlying is not managed according to traditional methods of ‘‘active’’ investment management, which involve the buying and selling of securities based on economic, financial and market analysis and investment judgment. Instead, the Underlying, utilizing a ‘‘passive’’ or indexing investment approach, attempt to approximate the investment performance of the underlying index by investing in a portfolio of securities that generally replicate its underlying index. Therefore, unless a specific security is removed from its underlying index, the Underlying generally would not sell a security because the security’s issuer was in financial trouble. In addition, the Underlying is subject to the risk that the investment strategy of its investment advisor may not produce the intended results.

♦
An Investment in Notes Linked to IWM Is Subject to Risks Associated with an Investment in Stocks with a Small Market Capitalization — The IWM is linked to stocks issued by companies with relatively small market capitalizations. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies. As a result, the share price of the IWM may be more volatile than that of a market measure that does not track solely small-capitalization stocks. Stock prices of small-capitalization companies are also often more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are often less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large-capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

♦
The Anti-Dilution Protection for the Underlying Is Limited — The calculation agent will make adjustments to the Initial Price and/or Conversion Price of the Underlying for certain events affecting the shares of the Underlying. However, the calculation agent will not be required to make an adjustment in response to all events that could affect the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes and the payments on the Notes may be materially and adversely affected.

Risks Relating to Conflicts of Interest
♦
Our Activities and Those of UBS May Adversely Affect the Value of the Notes — Trading or other transactions by us, UBS and our respective affiliates in the Underlying or the securities that it holds, or in futures, options, exchange-traded funds or other derivative products on the Underlying may adversely affect the market value of the Underlying, the closing price of the Underlying, and, therefore, the market value of the Notes.
♦
We and Our Affiliates Will Have Potential Conflicts of Interest in Connection with the Notes  — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦
Potentially Inconsistent Research, Opinions or Recommendations by RBCCM, UBS or Their Respective Affiliates May Adversely Affect the Value of the Notes — RBCCM, UBS or their respective affiliates may publish research, express opinions or provide recommendations as to the Underlying or the underlying index that are inconsistent with investing in or holding the Notes, and which may be revised at any time. Any such research, opinions or recommendations could affect the value of the Underlying, and therefore, the market value of the Notes.

Hypothetical Examples
These terms are only hypothetical. Please see the cover page for the actual terms of the Notes.
The following examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Underlying relative to its initial underlying price. We cannot predict the final underlying price of the Underlying. You should not take these examples as an indication or assurance of the expected performance of the Underlying. The numbers appearing in the examples and tables below are set forth for illustrative purposes only, and have been rounded for ease of analysis. The following examples and tables illustrate the Payment at Maturity or upon an automatic call per Note on a hypothetical offering of the Notes, based on the following hypothetical assumptions (actual terms for the Notes are set forth on the cover page of this document):
Principal Amount:	$1,000
Term:	Approximately 12 months
Observation Dates	Quarterly
Hypothetical initial underlying price of the Underlying*:	$10.00 per share
Hypothetical conversion price*:	$9.00 (which is 90% of the hypothetical initial underlying price)
Hypothetical share delivery amount*:	111.11 shares per Note ($1,000 / conversion price of $9.00) (rounded to two decimal places)
Coupon rate per annum**:	7.36% ($6.133 per month)
Hypothetical dividend yield on the Underlying***:	1.50% over the term of the Notes (1.50% per annum)
* Not the actual initial underlying price, conversion price or share delivery amount applicable to the Notes. The actual initial underlying price, conversion price and share delivery amount are set forth on the cover page of this document.
** Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.
*** Hypothetical dividend yield holders of the Underlying might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Underlying.
Scenario #1: The Notes are called on the first Observation Date.
Since the Notes are called on the first Observation Date, we will pay you on the applicable Call Settlement Date a cash payment of $1,006.133 per Note, reflecting the principal amount per Note plus the applicable coupon payment. Taking into account the coupon payments of $12.266 paid in respect of the prior Coupon Payment Dates, we will have paid you a total of $1,018.399 per Note, representing a 1.8399% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000
Coupons:	$18.399 ($6.133 x 3 = $18.399)
Total:	$1,018.399
Total Return on the Notes:	1.8399%

Scenario #2: The Notes are called on the third Observation Date.
Since the Notes are called on the third Observation Date, we will pay you on the applicable Call Settlement Date a cash payment of $1,006.133 per Note, reflecting the principal amount per Note plus the applicable coupon payment. Taking into account the coupon payments of $49.064 paid in respect of the prior Coupon Payment Dates, we will have paid you a total of $1,055.197 per Note, representing a 5.5197% return on the Notes. No further amounts will be owed to you under the Notes.

Payment upon automatic call:	$1,000
Coupons:	$55.197 ($6.133 x 9 = $55.197)
Total:	$1,055.197
Total Return on the Notes:	5.5197%

Scenario #3: The Notes are not previously automatically called and the final underlying price of the Underlying is not below the hypothetical conversion price of $9.00.
Since the final underlying price of the Underlying is not below the hypothetical conversion price of $9.00, we will pay you at maturity a cash payment equal to the principal amount of the Notes. This investment would outperform an investment in the Underlying if the price appreciation of the Underlying, together with dividends, if any, is less than 7.36% per annum.
If the closing price of the Underlying on the final valuation date is $13.00 (an increase of 30%)
Payment at Maturity:	$1,000
Coupons:	$73.60 ($6.133 x 12 = $73.60)
Total:	$1,073.60
Total Return on the Notes:	7.36%
In this example, the total return on the Notes is 7.36%, while the total return on the Underlying is a gain of 31.50% (including dividends).

If the closing price of the Underlying on the final valuation date is $9.50 (a decline of 5%)
Payment at Maturity:	$1,000
Coupons:	$73.60 ($6.133 x 12 = $73.60)
Total:	$1,073.60
Total Return on the Notes:	7.36%
In this example, the total return on the Notes is 7.36%, while the total return on the Underlying is a loss of 3.50% (including dividends).
Scenario #4: The Notes are not automatically called and the final underlying price of the Underlying is below the hypothetical conversion price of $9.00.
Since the Notes have not been called and the final underlying price of the Underlying is below the hypothetical conversion price of $9.00, we will deliver to you at maturity the number of shares of the Underlying equal to the share delivery amount for every $1,000 principal amount of the Notes you hold and will pay cash at the final underlying price for any fractional shares included in the share delivery amount. The value of shares received at maturity and the total return on the Notes at that time depends on the closing price of the Underlying on the maturity date, and could result in the loss of some or all of your principal.
If the closing price of the Underlying on the maturity date is $4.00 (a decline of 60%)
Value of shares received:	$444.44 (111.11 shares x $4.00)
Coupons:	$73.60 ($6.133 x 12 = $73.60)
Total:	$518.04
Total Return on the Notes:	-48.196%
In this example, the total return on the Notes is a loss of 48.196%, while the total return on the Underlying is a loss of 58.50% (including dividends).

Hypothetical Return Table at Maturity
The table below is based on the following assumptions*
Principal Amount:	$1,000
Term:	Approximately 12 months
Observation Dates:	Quarterly
Hypothetical initial underlying price of the Underlying*:	$10.00 per share
Hypothetical conversion price*:	$9.00 (which is 90% of the hypothetical initial underlying price)
Hypothetical share delivery amount*:	111.11 shares per Note ($1,000 / conversion price of $9.00) (rounded to two decimal places)
Coupon rate per annum**:	7.36% (approximately $6.133 per month)
Hypothetical dividend yield on the Underlying***:	1.50% over the term of the Notes (1.50% per annum)
* Not the actual initial underlying price, conversion price or share delivery amount applicable to the Notes. The actual initial underlying price, conversion price and share delivery amount are set forth on the cover page of this document.
** Coupon payments will be paid in arrears in equal monthly installments during the term of the Notes unless earlier called.
*** Hypothetical dividend yield holders of the Underlying might receive over the term of the Notes. Holders of the Notes will not be entitled to any dividend payments made on the Underlying.
Underlying			Conversion Event Does Not Occur(1) and There Was No Prior Automatic Call		Conversion Event Occurs(2) and There Was No Prior Automatic Call
Final Underlying Price(3)	Stock Price Return	Total Return on the Underlying at Maturity(4)	Payment at Maturity + Coupon Payments(5)	Total Return on the Notes at Maturity(6)	Value of the Share Delivery Amount(7)	Payment at Maturity + Coupon Payments(8)	Total Return on the Notes at Maturity(6)
$15.00	50.00%	51.50%	$1,073.60	7.36%	n/a	n/a	n/a
$14.50	45.00%	46.50%	$1,073.60	7.36%	n/a	n/a	n/a
$14.00	40.00%	41.50%	$1,073.60	7.36%	n/a	n/a	n/a
$13.50	35.00%	36.50%	$1,073.60	7.36%	n/a	n/a	n/a
$12.50	25.00%	26.50%	$1,073.60	7.36%	n/a	n/a	n/a
$12.00	20.00%	21.50%	$1,073.60	7.36%	n/a	n/a	n/a
$11.50	15.00%	16.50%	$1,073.60	7.36%	n/a	n/a	n/a
$11.00	10.00%	11.50%	$1,073.60	7.36%	n/a	n/a	n/a
$10.50	5.00%	6.50%	$1,073.60	7.36%	n/a	n/a	n/a
$10.00	0.00%	1.50%	$1,073.60	7.36%	n/a	n/a	n/a
$9.50	-5.00%	-3.50%	$1,073.60	7.36%	n/a	n/a	n/a
$9.00	-10.00%	-8.50%	$1,073.60	7.36%	n/a	n/a	n/a
$8.50	-15.00%	-13.50%	n/a	n/a	$944.44	$1,018.04	1.80%
$8.00	-20.00%	-18.50%	n/a	n/a	$888.88	$962.48	-3.75%
$7.50	-25.00%	-23.50%	n/a	n/a	$833.33	$906.93	-9.31%
$7.00	-30.00%	-28.50%	n/a	n/a	$777.77	$851.37	-14.86%
$6.50	-35.00%	-33.50%	n/a	n/a	$722.22	$795.82	-20.42%
$6.00	-40.00%	-38.50%	n/a	n/a	$666.66	$740.26	-25.97%
$5.50	-45.00%	-43.50%	n/a	n/a	$611.11	$684.71	-31.53%
$5.00	-50.00%	-48.50%	n/a	n/a	$555.55	$629.15	-37.09%
$4.50	-55.00%	-53.50%	n/a	n/a	$500.00	$573.60	-42.64%
$4.00	-60.00%	-58.50%	n/a	n/a	$444.44	$518.04	-48.20%
$3.50	-65.00%	-63.50%	n/a	n/a	$388.89	$462.49	-53.75%
$3.00	-70.00%	-68.50%	n/a	n/a	$333.33	$406.93	-59.31%
(1)            A conversion event does not occur if the final underlying price of the Underlying is not below the conversion price.
(2)            A conversion event occurs if the final underlying price of the Underlying is below the conversion price.
(3)            The final underlying price is shown as of the final valuation date, if the final underlying price of the Underlying is not below the conversion price. However, if the final underlying price of the Underlying is below the conversion price, the final underlying price is shown as of the final valuation date and the maturity date. The final underlying price range is provided for illustrative purposes only. The actual underlying return may be below -70.00%, and you therefore may lose up to 100% of your initial investment.
(4)            The total return at maturity on the Underlying assumes a dividend yield on the Underlying of 1.50% over the term of the Notes.
(5)            Payment consists of the principal amount plus the coupon payments received during the term of the Notes.
(6)            The total return at maturity on the Notes includes coupon payments received during the term of the Notes.
(7)            The value of the share delivery amount consists of the total shares included in the share delivery amount multiplied by the closing price of the Underlying on the maturity date. If you receive the share delivery amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the final valuation date.
(8)            The actual value of the payment consists of the market value of a number of shares of the Underlying equal to the share delivery amount, valued and delivered as of the maturity date with fractional shares paid in cash at the final underlying price, plus the coupon payments received during the term of the Notes.

What Are the Tax Consequences of the Notes?
U.S. Federal Income Tax Consequences
Set forth below, together with the discussion of U.S. federal income tax in the accompanying product prospectus supplement, prospectus supplement and prospectus, is a summary of the material U.S. federal income tax consequences relating to an investment in the Notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement, the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement and the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.
In the opinion of our special U.S. tax counsel, Ashurst LLP, it would generally be reasonable to treat the Notes for U.S. federal income tax purposes as an investment unit consisting of (i) a non-contingent debt instrument issued by us to you (the “Debt Portion”) and (ii) a put option with respect to the Underlying written by you and purchased by us (the “Put Option”).
Debt Portion — Amounts treated as interest on the Debt Portion would be included in income in accordance with your regular method of accounting for U.S. federal income tax purposes.
Put Option — Amounts treated as payment for the Put Option would generally be deferred and accounted for upon sale or maturity of the Notes. At maturity, the amounts treated as payment for the Put Option (i) would likely result in short-term capital gain if you were to receive a cash payment of the full principal amount of your Notes, (ii) would reduce the U.S. federal income tax basis of the shares of Underlying you receive if we were to exchange your Notes for shares of the Underlying, or (iii) would reduce the amount you are treated as paying us upon settlement of the Put Option if you were to receive a cash payment of less than the full principal amount of your Notes.
With respect to coupon payments you receive, we intend to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:
Underlying	Coupon Rate per Annum	Interest on Debt Component per Annum	Put Option Component per Annum
iShares® Russell 2000 ETF (IWM)	7.36%	0.28%	7.08%
There is no judicial or administrative authority discussing how the Notes should be treated for U.S. federal income tax purposes. Therefore, other treatments would also be reasonable and the Internal Revenue Service (the “IRS”) might assert that treatment other than that described above is more appropriate, in which case the timing and character of any income or loss on the Notes could be significantly and adversely affected. In addition, the IRS has released a notice that may affect the taxation of holders of “prepaid forward contracts” and similar instruments. According to the notice, the IRS and the U.S. Treasury Department are actively considering whether the holder of such instruments should be required to accrue ordinary income on a current basis. While it is not clear whether the Notes would be viewed as similar to such instruments, it is possible that any future guidance could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the IRS has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S.

federal income tax purposes upon the occurrence of certain events affecting the Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.
Please see the discussion under the section entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement for a further discussion of the U.S. federal income tax consequences of an investment in the Notes.
Canadian Federal Income Tax Consequences
For a discussion of the material Canadian federal income tax consequences relating to an investment in the Notes, please see the section entitled “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the accompanying product prospectus supplement, together with the section entitled “Tax Consequences” in the accompanying prospectus, which you should carefully review prior to investing in the Notes.

iShares® Russell 2000 ETF
We have derived the following information regarding the Underlying from publicly available documents. We have not independently verified the accuracy or completeness of the following information. We are not affiliated with the Underlying, and the Underlying will have no obligations with respect to the Notes. This document relates only to the Notes and does not relate to the shares of the Underlying or any securities included in the underlying index of the Underlying. Neither we nor any of our affiliates participates in the preparation of the publicly available documents described below. Neither we nor any of our affiliates has made any due diligence inquiry with respect to the Underlying in connection with the offering of the Notes. There can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of the publicly available documents described below, that would affect the trading prices of the shares of the Underlying have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying could affect the price of its shares after the Trade Date, and therefore could affect the payment at maturity.
The selection of the Underlying is not a recommendation to buy or sell the shares of the Underlying. Neither we nor any of our affiliates make any representation to you as to the performance of the shares of the Underlying. Information provided to or filed with the SEC under the Securities Exchange Act of 1934 and the Investment Company Act of 1940 relating to the Underlying may be obtained through the SEC’s website at http://www.sec.gov.
iShares Funds
iShares consists of numerous separate investment portfolios (the “iShares Funds”), including the IWM. The Underlying seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of its underlying index. The Underlying typically earns income from dividends from securities that it holds. These amounts, net of expenses and taxes (if applicable), are passed along to its shareholders as “ordinary income.” In addition, the Underlying realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to its respective shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the Underlying, you will not be entitled to receive income, dividend, or capital gain distributions from the Underlying or any equivalent payments.
“iShares®” and “BlackRock®” are registered trademarks of BlackRock®.  The Notes are not sponsored, endorsed, sold, or promoted by BlackRock®, or by any of the iShares® Funds. Neither BlackRock® nor the iShares® Funds make any representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. Neither BlackRock® nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the Notes or in connection with our use of information about the Underlying or any of the iShares® Funds.
The iShares® Russell 2000 ETF
The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The shares of this underlying trade on the NYSE Arca, Inc. under the symbol “IWM.”
Russell 2000® Index
The Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) was developed by Russell Investments (“Russell”) before FTSE International Limited (“FTSE”) and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Russell began dissemination of the RTY on January 1, 1984. FTSE Russell calculates and publishes the RTY. The RTY was set to 135 as of the close of business on December 31, 1986. The RTY is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the RTY consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The RTY is determined, comprised, and calculated by FTSE Russell without regard to the Notes.

Selection of Stocks Comprising the RTY
All companies eligible for inclusion in the RTY must be classified as a U.S. company under the index sponsor’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, the index sponsor defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, the index sponsor compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, the index sponsor will use the primary country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. The index sponsor uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, the index sponsor will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including countries such as Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned. “N-shares” of companies controlled by individuals or entities in Mainland China are not eligible for inclusion.
All securities eligible for inclusion in the RTY must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May, but a confirmed timetable is announced each spring), but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the RTY is total market capitalization, which is defined as the market price as of the rank day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants, rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined to determine total shares outstanding. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the RTY. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the RTY. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Exchange traded funds and mutual funds are also excluded. Bulletin board, pink-sheets and over-the-counter (“OTC”) traded securities are not eligible for inclusion.
Annual reconstitution is a process by which the RTY is completely rebuilt. Based on closing levels of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the RTY using the then existing market capitalizations of eligible companies. Reconstitution of the RTY occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, the index sponsor adds initial public offerings to the RTY on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution.
After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.

Historical Information
The graph below illustrates the performance of the Underlying from December 3, 2011 to December 3, 2021, reflecting its initial underlying price of $214.71, which was its closing price on December 3, 2021. The green line represents the conversion price equal to $193.24, which is 90% of the initial underlying price (rounded to two decimal places).

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■ conversion price = 90.00% of the initial underlying price
HISTORICAL PERFORMANCE IS NOT AN INDICATION OF FUTURE PERFORMANCE.
Source: Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Supplemental Plan of Distribution (Conflicts of Interest)
We have agreed to indemnify UBS Financial Services Inc. and RBCCM against liabilities under the Securities Act of 1933, as amended, or to contribute payments that UBS Financial Services Inc. and RBCCM may be required to make relating to these liabilities as described in the prospectus supplement and the prospectus. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it will purchase from us to investors at the price to public or to its affiliates at the price indicated on the cover of this pricing supplement.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Subject to regulatory constraints and market conditions, RBCCM intends to offer to purchase the Notes in the secondary market, but it is not required to do so.
We or our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and RBCCM and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions. See “Use of Proceeds and Hedging” in the accompanying product prospectus supplement no. ABYN-2.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately 6 months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount and our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. Any such excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value. This period may be reduced at RBCCM’s discretion based on a variety of factors, including but not limited to, the amount of the Notes that we repurchase and our negotiated arrangements from time to time with UBS.
For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated September 14, 2021.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlying. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate is a factor that resulted in a higher initial estimated value of the Notes at the time their terms were set than if the secondary market rate was used. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different borrowing rate, which may result in a lower value for the Notes than if our initial internal borrowing rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Underlying, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting commission and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Key Risks—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.
Terms Incorporated in Master Note
The terms appearing above under the caption “Final Terms of the Notes” and the provisions in the accompanying product prospectus supplement no. ABYN-2 dated September 17, 2021 under the caption “General Terms of the Notes,” are incorporated into the master note issued to DTC, the registered holder of the Notes.
Validity of the Notes
In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to equitable remedies which may only be granted at the discretion of a court of competent authority, subject to applicable bankruptcy, to rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; to insolvency and other laws of general application affecting creditors’ rights, to limitations under applicable limitations statutes, and to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada). This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable thereto. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated September 14, 2021, which has been filed as Exhibit 5.3 to Royal Bank’s Form 6-K filed with the SEC dated September 14, 2021.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated September 14, 2021, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated September 14, 2021.